EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-28121 and 333-145599 on Form S-8 of our report dated June 22, 2007, appearing in the Annual Report on Form 11-K of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, WI

June 25, 2008